Exhibit 99.1

Blackbaud, Inc. Announces 2014 Fourth Quarter and Full Year Results
Achieves Fourth Quarter Revenue Growth of 13.3%; Non-GAAP Organic Revenue Growth of 7.5%;
Achieves High End of Performance Range on 2014 Full Year Financial Guidance

Charleston, S.C. (February 10, 2015) - Blackbaud, Inc. (NASDAQ:BLKB), a leading global provider of software and services for the nonprofit, charitable giving and education communities, today announced financial results for its fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Subscriptions revenue of $73.1 million, achieving growth of 20.1%

•	Non-GAAP organic revenue growth accelerates to 7.5%

•	Total revenue of $152.8 million, achieving 13.3% growth

•	Recurring revenue represented 73.0% of total revenue

•	Non-GAAP income from operations of $27.6 million

2015 Full Year Financial Guidance

•	Total non-GAAP revenue of $625 million to $645 million

•	Total non-GAAP revenue growth of approximately 10% to 13%

•	Non-GAAP operating income of $112 million to $118 million

•	Non-GAAP operating margin of 17.9% to 18.3%

•	Non-GAAP diluted earnings per share of $1.39 to $1.47

•	Cash flow from operations of $110 million to $120 million

Mike Gianoni, President and Chief Executive Officer, commented, “Our fourth quarter performance continued to illustrate the increasing momentum we have generated in 2014 at Blackbaud. We are proud of our team's commitment to success and focus on executing our five growth and operational improvement strategies. Our organization achieved several key milestones in 2014, including our goals to accelerate organic revenue growth, which was 7.5% in the fourth quarter and 7.1% for the year, and to provide improved product quality and innovative solutions for our customers.”

Fourth Quarter 2014 GAAP Financial Results

Blackbaud generated total revenue of $152.8 million for the fourth quarter of 2014, an increase of 13.3% compared to $134.9 million for the fourth quarter of 2013. Income from operations and net income were $7.6 million and $4.8 million, respectively, compared to $14.6 million and $11.8 million, respectively, for the fourth quarter of 2013. Diluted earnings per share were $0.10 for the fourth quarter of 2014, compared to $0.26 in the same period last year.

Income from operations, net income and diluted earnings per share were negatively impacted in the fourth quarter because of increased operating expenses from costs associated with acquisitions completed in 2014 and the impairment of capitalized software development costs. The greatest impacts resulted from increased amortization of intangible assets arising from acquisitions completed in 2014 and implementation of the company's 2014 incremental investments plan which focused on accelerating revenue growth, product optimization, accelerating product transition to the cloud and increasing operating efficiencies.

Fourth Quarter 2014 Non-GAAP Financial Results

Blackbaud achieved non-GAAP organic revenue growth of 7.5% in the fourth quarter of 2014. Fourth quarter non-GAAP organic revenue growth excludes incremental acquisition-related GAAP revenue of $7.9 million.

Non-GAAP income from operations was $27.6 million for the fourth quarter of 2014, an increase of 10.0% compared to $25.1 million in the same period last year. Non-GAAP net income increased to $15.5 million for the fourth quarter of 2014, up from $14.5 million in the same period last year. Non-GAAP diluted earnings per share were $0.34 for the fourth quarter of 2014, up from $0.32 in the same period last year. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow

The company ended the fourth quarter with $14.7 million of cash and cash equivalents, compared to $54.0 million on September 30, 2014. The company generated $16.8 million in cash flow from operations during the fourth quarter, used $20.0 million of cash on hand to fund the acquisition of MicroEdge, returned $5.5 million to stockholders by way of a cash dividend and had cash outlays of $7.8 million for capital expenditures and capitalized software.

Full Year 2014 GAAP and Non-GAAP Financial Results

Blackbaud reported total revenue of $564.4 million for the full year 2014, an increase of 12.0% compared to $503.8 million for 2013. Income from operations and net income, determined in accordance with GAAP, were $46.4 million and $28.3 million for the full year 2014, respectively, compared with $51.5 million and $30.5 million, respectively, for 2013. Diluted earnings per share were $0.62 for the full year 2014, compared with $0.67 for 2013.

Income from operations, net income and diluted earnings per share were negatively impacted because of increased operating expenses from costs associated with acquisitions completed in 2014, the impairment of capitalized software development costs and expenses associated with our CEO transition. The greatest impacts resulted from increased amortization of intangible assets arising from acquisitions completed in 2014 and implementation of the company's 2014 incremental investments plan.

Blackbaud achieved non-GAAP organic revenue growth of 7.1% for the full year 2014. Non-GAAP organic revenue growth includes $13.7 million of incremental non-GAAP revenue in 2013 as if the company had applied gross revenue accounting treatment for certain payments solutions in 2013 on a basis consistent with 2014 and it excludes incremental acquisition-related GAAP revenue of $10.4 million attributable to acquisitions completed in the current fiscal year.

Non-GAAP income from operations was $101.7 million for the full year 2014, compared to $101.3 million for 2013. Non-GAAP net income was $58.3 million, or $1.27 per diluted share, for the full year 2014, compared to $58.0 million, or $1.28 per diluted share, for 2013. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Tony Boor, Executive Vice President and Chief Financial Officer, commented, “Our strong cash generation of $102.3 million from operations in 2014 and increasing operating leverage enabled the company to fund our 2014 incremental investment plan targeted toward future growth and allowed the company to achieve the high-end of the range of our financial guidance. Additionally, we were able to complete scalability, automation and process improvements in our back-office. We consolidated 24 legacy systems into six best-of-breed platforms, which are expected to drive increasing operating efficiency and contribute to the margin improvement plan we are focused on executing through 2017. Our balance sheet is strong, and provides us with flexibility to fuel growth and market expansion through acquisitions and investments in our operations and product portfolio. Our acquisitions of WhippleHill and MicroEdge in 2014 expanded customer and market opportunities, and provided a broadening scope of capabilities, innovative solutions and expertise for our customers. We will continue to effectively manage our capital structure to enable us to seize compelling opportunities in 2015.”

“In summary, 2014 was a very good year for our customers and for the company. We delivered on our financial guidance, remained on track to achieve our long-term aspirational goals, strengthened our operating platform and heightened our quality and innovation. We look forward to continuing on this path in 2015, as evidenced by our 2015 financial guidance,” concluded Mike Gianoni, President and Chief Executive Officer.

Dividend

Blackbaud announced today that its Board of Directors has approved a first quarter 2015 dividend of $0.12 per share payable on March 13, 2015 to stockholders of record on February 27, 2015.

Conference Call Details

Blackbaud will host a conference call tomorrow, February 11, 2015, at 8:00 a.m. (Eastern Time) to discuss the company's financial results, operations and related matters. To access this call, dial 1-888-542-1104 (domestic) or 1-719-457-2693 (international) and enter passcode 351831. To access a replay of this conference call, which will be available through February 24, 2015, dial 1-888-203-1112 (domestic) or 1-719-457-0820 (international), and enter passcode 6589933. A live webcast of this conference call will be available on the "Investor Relations" page of the company's website at www.blackbaud.com/investorrelations and a replay will be archived on the website as well.

Investors and others should note that we announce material financial information to our investors using our website, www.blackbaud.com, SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our customers and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on the “Investor Relations” page of the company’s website at www.blackbaud.com/investorrelations.

About Blackbaud

Serving the nonprofit, charitable giving and education communities for more than 30 years, Blackbaud (NASDAQ:BLKB) combines technology solutions and expertise to help organizations achieve their missions. Blackbaud works in over 60 countries to support more than 30,000 customers, including nonprofits, K12 private and higher education institutions, healthcare organizations, foundations and other charitable giving entities, and corporations. The company offers a full spectrum of cloud and on-premise solutions, and related services for organizations of all sizes, including nonprofit fundraising and relationship management, eMarketing, advocacy, accounting, payments, analytics, as well as grant management, corporate social responsibility, education and other solutions. Using Blackbaud technology, these organizations raise, invest, manage and award more than $100 billion each year. Recognized as a top company, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, the Netherlands, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: estimates for achievement of 2015 financial guidance; expectations for continuing to successfully execute our five point growth strategy; expectations that achieving our goals will provide improved product quality and innovative solutions for our customers; expectations that our 2014 incremental investments will provide future growth; expectations that the consolidation of legacy systems into best-of-breed platforms will drive increasing operating efficiency and contribute to the margin improvement plan we are focused on executing through 2017; expectations that our financial position provides flexibility to fuel future growth through acquisitions or other opportunities; expectations that past acquisitions have expanded our customer and market opportunities; expectations that we will continue to effectively manage our capital structure; and expectations that we will remain on track to achieve our long-term aspirational goals. These statements involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies; uncertainty regarding increased business and renewals from existing customers; a shifting revenue mix that may impact gross margin; continued success in sales growth; risks related to our dividend policy and stock repurchase program, including the possibility that we might discontinue payment of dividends; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Non-GAAP Financial Measures

Blackbaud has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP income from operations, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share. The company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the company recorded write-downs of acquired deferred revenue to fair value, which results in lower recognized revenue for a certain period of time until the related obligations to provide services are fulfilled. Both on a quarterly and year-to-date basis, our GAAP revenues after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP measures described above reverse the acquisition-related deferred revenue write-downs so that the full amount of revenue booked by the acquired companies is included, which we believe provides a more accurate representation of a revenue run-rate in a given period. In addition to reversing write-downs of acquisition-related deferred revenue, non-GAAP financial measures discussed above exclude items such as stock-based compensation expense, amortization of intangibles arising from business combinations, impairment of capitalized software development costs, acquisition-related integration costs, acquisition-related expenses, CEO transition costs, employee severance, restructuring costs and loss on debt extinguishment and termination of derivative instruments, because they are not directly related to our performance in any particular period, but are for our long-term benefit over multiple periods.

In addition, we discuss non-GAAP organic revenue growth which we believe provides a useful tool for evaluating the periodic growth of our business on a consistent basis. In this non-GAAP financial measure, we reflect certain revenue derived from our payment processing services for the year ended December 31, 2013 on a gross basis rather than a net basis for presentation consistent with 2014. Non-GAAP organic revenue growth excludes incremental acquisition-related revenue attributable to companies acquired in the current fiscal year. For companies acquired in the immediately preceding fiscal year, non-GAAP organic revenue growth reflects presentation of full year or stub period incremental non-GAAP revenue derived from such companies as if they were combined throughout the prior period, and it includes the current period non-GAAP revenue attributable to those companies. We believe this presentation provides a more comparable representation of our current business’ organic revenue growth and revenue run-rate. There was no incremental non-GAAP revenue attributable to companies acquired in the immediate prior fiscal year in either the fourth quarter 2014 or full year 2014 measures of non-GAAP organic revenue growth.

We have included the results of operations of acquired companies in our consolidated results of operations from the date of their respective acquisition, which impacts the comparability of our results of operations when comparing 2014 to 2013. We have noted in the discussion above, to the extent meaningful, the impact on the comparability of our consolidated results of operations due to the inclusion of acquired companies. Because we are integrating these operations, we expect it will become impracticable to determine the operating results attributable solely to the acquired businesses in 2015.

Blackbaud uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Blackbaud's ongoing operational performance. Blackbaud believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results from period to period with other companies in Blackbaud's industry, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. In addition, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Investors are also encouraged to refer to previously released financial information on the “Investor Relations” page of our website at www.blackbaud.com/investorrelations for analysis of Blackbaud’s historical financial statements for the four quarters and year ended December 31, 2013 that is intended to assist with the evaluation of the company and its performance in light of the change in presentation of our payments solutions from a net to gross basis. That financial information includes non-GAAP operating results as if the previously disclosed change in presentation effective October 1, 2013 had instead occurred on January 1, 2013, which provides the 2013 period base revenue used in calculating non-GAAP organic revenue growth. That financial information also includes operating results as if the previously disclosed change in presentation effective October 1, 2013 had not occurred.

Investor Contact:
Robert Weiner
Blackbaud, Inc.
843-654-3138
rob.weiner@blackbaud.com

Media Contact:
Nicole McGougan
Blackbaud, Inc.
843-654-3307
nicole.mcgougan@blackbaud.com

Blackbaud, Inc.
Consolidated balance sheets
(Unaudited)

(in thousands, except share amounts)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$14,735	$11,889
Donor restricted cash	140,709	107,362
Accounts receivable, net of allowance of $4,539 and $5,613 at December 31, 2014 and 2013, respectively	77,523	66,969
Prepaid expenses and other current assets	40,392	30,115
Deferred tax asset, current portion	14,423	13,434
Total current assets	287,782	229,769
Property and equipment, net	50,402	49,550
Goodwill	349,008	264,599
Intangible assets, net	229,307	143,441
Other assets	26,684	19,251
Total assets	$943,183	$706,610
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$11,436	$10,244
Accrued expenses and other current liabilities	52,201	40,443
Donations payable	140,709	107,362
Debt, current portion	4,375	17,158
Deferred revenue, current portion	212,283	181,475
Total current liabilities	421,004	356,682
Debt, net of current portion	276,196	135,750
Deferred tax liability	43,639	36,880
Deferred revenue, net of current portion	8,991	9,099
Other liabilities	7,437	6,655
Total liabilities	757,267	545,066
Commitments and contingencies
Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 180,000,000 shares authorized, 56,048,135 and 55,699,817 shares issued at December 31, 2014 and 2013, respectively	56	56
Additional paid-in capital	245,674	220,763
Treasury stock, at cost; 9,740,054 and 9,573,102 shares at December 31, 2014 and 2013, respectively	(190,440)	(183,288)
Accumulated other comprehensive loss	(1,032)	(1,385)
Retained earnings	131,658	125,398
Total stockholders’ equity	185,916	161,544
Total liabilities and stockholders’ equity	$943,183	$706,610

Blackbaud, Inc.
Consolidated statements of comprehensive income
(Unaudited)

(in thousands, except share and per share amounts)	Three months ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenue
License fees	$5,021	$3,914	$16,216	$16,715
Subscriptions	73,139	60,902	263,435	212,656
Services	32,603	30,931	128,371	126,548
Maintenance	38,418	35,753	147,418	138,745
Other revenue	3,632	3,372	8,981	9,153
Total revenue	152,813	134,872	564,421	503,817
Cost of revenue
Cost of license fees	415	903	1,818	2,763
Cost of subscriptions	38,091	30,179	133,221	93,649
Cost of services	27,592	25,982	106,506	104,005
Cost of maintenance	7,904	6,653	25,448	25,741
Cost of other revenue	3,262	2,641	6,445	6,505
Total cost of revenue	77,264	66,358	273,438	232,663
Gross profit	75,549	68,514	290,983	271,154
Operating expenses
Sales and marketing	28,713	24,966	107,360	97,614
Research and development	22,914	16,186	77,179	65,645
General and administrative	16,159	12,101	58,277	50,320
Restructuring	—	28	—	3,494
Amortization	174	611	1,803	2,539
Total operating expenses	67,960	53,892	244,619	219,612
Income from operations	7,589	14,622	46,364	51,542
Interest income	13	14	59	67
Interest expense	(1,952)	(1,233)	(6,011)	(5,818)
Loss on debt extinguishment and termination of derivative instruments	—	—	(996)	—
Other expense, net	(200)	(116)	(182)	(462)
Income before provision for income taxes	5,450	13,287	39,234	45,329
Income tax provision	634	1,497	10,944	14,857
Net income	$4,816	$11,790	$28,290	$30,472
Earnings per share
Basic	$0.11	$0.26	$0.63	$0.68
Diluted	$0.10	$0.26	$0.62	$0.67
Common shares and equivalents outstanding
Basic weighted average shares	45,377,465	44,985,334	45,215,138	44,684,812
Diluted weighted average shares	46,055,420	45,583,255	45,799,874	45,421,140
Dividends per share	$0.12	$0.12	$0.48	$0.48
Other comprehensive income (loss)
Foreign currency translation adjustment	323	(60)	261	53
Unrealized (loss) gain on derivative instruments, net of tax	(295)	84	92	535
Total other comprehensive income	28	24	353	588
Comprehensive income	$4,844	$11,814	$28,643	$31,060

Blackbaud, Inc.
Consolidated statements of cash flows
(Unaudited)

	Years ended December 31,
(in thousands)	2014	2013
Cash flows from operating activities
Net income	$28,290	$30,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,417	43,164
Provision for doubtful accounts and sales returns	5,248	5,403
Stock-based compensation expense	17,345	16,910
Excess tax benefits from stock based compensation	(7,455)	—
Deferred taxes	3,050	13,873
Impairment of capitalized software development costs	1,626	—
Loss on debt extinguishment and termination of derivative instruments	996	—
Amortization of deferred financing costs and discount	734	613
Other non-cash adjustments	1,163	1,261
Changes in operating assets and liabilities, net of acquisition of businesses:
Accounts receivable	(5,750)	3,161
Prepaid expenses and other assets	(8,464)	2,977
Trade accounts payable	(948)	(218)
Accrued expenses and other liabilities	4,014	(17,055)
Donor restricted cash	(33,510)	(39,801)
Donations payable	33,510	39,801
Deferred revenue	17,011	6,683
Net cash provided by operating activities	102,277	107,244
Cash flows from investing activities
Purchase of property and equipment	(13,911)	(20,086)
Purchase of net assets of acquired companies, net of cash acquired	(188,918)	(876)
Capitalized software development costs	(8,535)	(3,197)
Net cash used in investing activities	(211,364)	(24,159)
Cash flows from financing activities
Proceeds from issuance of debt	365,100	103,008
Payments on debt	(235,589)	(165,600)
Debt issuance costs	(3,003)	—
Proceeds from exercise of stock options	188	385
Excess tax benefits from stock based compensation	7,455	—
Dividend payments to stockholders	(22,107)	(22,081)
Net cash provided by (used in) financing activities	112,044	(84,288)
Effect of exchange rate on cash and cash equivalents	(111)	(399)
Net increase (decrease) in cash and cash equivalents	2,846	(1,602)
Cash and cash equivalents, beginning of year	11,889	13,491
Cash and cash equivalents, end of year	$14,735	$11,889

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP financial measures
(Unaudited)

(in thousands, except per share amounts)	Three months ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
GAAP revenue	$152,813	$134,872	$564,421	$503,817
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	4,642	75	6,242	1,060
Total Non-GAAP adjustments	4,642	75	6,242	1,060
Non-GAAP revenue	$157,455	$134,947	$570,663	$504,877

GAAP gross profit	$75,549	$68,514	$290,983	$271,154
GAAP gross margin	49%	51%	52%	54%
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	4,642	75	6,242	1,060
Add: Stock-based compensation expense	894	1,025	3,605	4,041
Add: Amortization of intangibles from business combinations	7,868	5,461	24,345	22,059
Add: Acquisition-related integration costs	—	157	—	835
Total Non-GAAP adjustments	13,404	6,718	34,192	27,995
Non-GAAP gross profit	$88,953	$75,232	$325,175	$299,149
Non-GAAP gross margin	56%	56%	57%	59%

GAAP income from operations	$7,589	$14,622	$46,364	$51,542
GAAP operating margin	5%	11%	8%	10%
Non-GAAP adjustments:
Add: Acquisition-related deferred revenue write-down	4,642	75	6,242	1,060
Add: Stock-based compensation expense	4,853	3,942	17,345	16,910
Add: Amortization of intangibles from business combinations	8,042	6,072	26,148	24,598
Add: Impairment of capitalized software development costs	856	—	1,626	—
Add: Acquisition-related integration costs	461	369	796	1,785
Add: Acquisition-related expenses	1,170	—	2,315	—
Add: CEO transition costs	—	—	870	1,275
Add: Restructuring costs	—	28	—	3,494
Add: Employee severance	—	—	—	625
Total Non-GAAP adjustments	20,024	10,486	55,342	49,747
Non-GAAP income from operations	$27,613	$25,108	$101,706	$101,289
Non-GAAP operating margin	18%	19%	18%	20%

GAAP net income	$4,816	$11,790	$28,290	$30,472

Shares used in computing GAAP diluted earnings per share	46,055	45,583	45,800	45,421
GAAP diluted earnings per share	$0.10	$0.26	$0.62	$0.67

Non-GAAP adjustments:
Add: Total Non-GAAP adjustments affecting income from operations	20,024	10,486	55,342	49,747
Add: Loss on debt extinguishment and termination of derivative instruments	—	—	996	—
Less: Tax impact related to Non-GAAP adjustments	(9,299)	(7,775)	(26,328)	(22,224)
Non-GAAP net income	$15,541	$14,501	$58,300	$57,995

Shares used in computing Non-GAAP diluted earnings per share	46,055	45,583	45,800	45,421
Non-GAAP diluted earnings per share	$0.34	$0.32	$1.27	$1.28

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP financial measures
(Unaudited)

(in thousands, except per share amounts)	Three months ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Detail of certain Non-GAAP adjustments:
Stock-based compensation expense:
Cost of revenue
Cost of subscriptions	$131	$277	$687	$1,032
Cost of services	576	559	2,229	2,464
Cost of maintenance	187	189	689	545
Subtotal	894	1,025	3,605	4,041
Operating expenses
Sales and marketing	526	596	2,147	2,351
Research and development	1,078	754	3,264	3,731
General and administrative	2,355	1,567	8,329	6,787
Subtotal	3,959	2,917	13,740	12,869
Total stock-based compensation expense	$4,853	$3,942	$17,345	$16,910

Amortization of intangibles from business combinations
Cost of revenue
Cost of license fees	$87	$87	$349	$421
Cost of subscriptions	6,524	4,610	20,239	18,578
Cost of services	810	631	2,910	2,528
Cost of maintenance	428	115	772	457
Cost of other revenue	19	18	75	75
Subtotal	7,868	5,461	24,345	22,059
Operating expenses	174	611	1,803	2,539
Total amortization of intangibles from business combinations	$8,042	$6,072	$26,148	$24,598